Exhibit 10.4

FOUNDER AND DIRECTOR AGREEMENT

Spin AI Inc. · Nevio Muller

Dated: March 18, 2026

1. Parties

Company: Spin AI Inc., a Wyoming corporation.
Founder/Director: Nevio Muller, an individual residing in Zurich, Switzerland.

2. Role and Time Commitment

The Founder/Director shall serve as a Director, Treasurer, and Secretary of the Company. He shall devote approximately 20 hours per week to the Company. His duties include corporate record-keeping as Secretary; financial oversight, oversight of accounting records (including ASC 835-30 imputed-interest application) as Treasurer; and qualified-director review of related-party transactions as Director.

3. Equity Compensation

1,000,000 shares of Common Stock at $0.0001 par, pursuant to PPSA dated March 18, 2026 (Doc 11). Total equity consideration: $100.

4. Cash Compensation

No cash compensation during the pre-revenue period; conditional on revenue and Board authorization. No accrued cash compensation.

5. Other Benefits

None.

6. IP Assignment

All IP developed by the Founder/Director in connection with the Company’s business belongs to the Company.

7. Non-Competition and Non-Solicitation

During tenure plus 12 months post-termination, no competition in the academic-research-signal field, with standard carve-outs.

Note re Swiss law applicability. Mr. Muller is resident in Zurich, Switzerland. To the extent any provision of this Section is interpreted as a post-termination non-compete enforceable against him in Switzerland, such enforcement is subject to Swiss Code of Obligations Articles 340–340c, including the requirements that any post-termination non-compete (i) be in writing, (ii) be limited to a reasonable duration not exceeding three years, (iii) be reasonable in geographic and functional scope, and (iv) protect a substantial business interest such as access to confidential information or substantial customer-relationship influence. Swiss courts may reduce or set aside non-competes deemed excessive. The Company has not adopted any post-termination non-compete against Mr. Muller pending Swiss employment counsel review (see Doc 22 §F.24).

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8. Confidentiality

Perpetual confidentiality covenant.

9. Termination

30-day notice resignation. Board may terminate for cause. Equity not subject to forfeiture.

10. Qualified Director Duties

The Founder/Director acknowledges his ongoing role reviewing Company transactions in which Mr. Murad has a pecuniary interest, consistent with Wyoming corporate law standards for qualified directors. He acknowledges the Independence Footnote (below) and does not represent himself as an “independent director” under Nasdaq or NYSE standards.

11. Governing Law

Wyoming law.

/s/ Nevio Muller

Nevio Muller
Director · March 18, 2026

/s/ Katizie Bakht Murad

Katizie Bakht Murad
President, for Spin AI Inc. · March 18, 2026

Independence footnote. Mr. Muller does not qualify as “independent” under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02. He is a founder, officer (Treasurer and Secretary), 25% shareholder, and party to a Founder and Director Agreement with the Company. The Company currently has no independent directors within the meaning of those rules. References in this document to Mr. Muller as a “qualified director” use the term of art defined in Wyoming Business Corporation Act §17-16-831(a)(3) — a director who does not have a conflicting interest in the specific transaction under review. This is a narrower and lower statutory standard than the “independent director” standard under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02, which requires the absence of any material relationship with the Company. A director may be a “qualified director” for purposes of a specific related-party transaction while still not meeting the listing standards’ “independent director” definition.

Spin AI Inc. — Founder Agreement — Nevio — Dated March 18, 2026

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